SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PLANETOUT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2006

To The Stockholders Of PlanetOut Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders of PlanetOut Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 14, 2006 at 10:00 a.m. local time at 1355 Sansome Street, San Francisco, California 94111 for the following purposes:

(1) To elect two (2) directors to hold office until the 2009 Annual Meeting of Stockholders;

(2) To ratify the selection by the Audit Committee of the Board of Directors of Stonefield Josephson, Inc. as independent auditors of the Company for its fiscal year ending December 31, 2006; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 18, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/  JEFFREY T. SOUKUP
Jeffrey T. Soukup
Secretary

San Francisco, California
April 28, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTING FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
Equity Compensation Plan Information
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON(3)
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

PLANETOUT INC.
1355 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
(415) 834-6500

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 14, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of PlanetOut Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 14, 2006, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1355 Sansome Street, San Francisco, California 94111. The Company intends to mail this proxy statement and accompanying proxy card on or about April 28, 2006 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Only holders of record of Common Stock at the close of business on April 18, 2006 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 18, 2006, the Company had outstanding and entitled to vote 17,359,826 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. A plurality of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors, and a majority of the votes cast at the meeting (in person or by proxy) is required to approve any other items of business at the meeting. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular non-routine proposal because it has not received voting instructions from the beneficial owner. All votes will be tabulated by the inspector(s) of election appointed for the meeting.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in the Name of the Stockholder

Stockholders of record may grant a proxy to vote shares of Company Common Stock by using a touch-tone telephone to call 1-800-560-1965 or via the Internet by accessing the website www.eproxyvote.com/lgbt.  You will be required to enter a series of numbers that are located on your proxy card and the last four digits of your social security number or tax identification number. If voting via the Internet, you will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received before 10:00 a.m., Pacific Time, on June 13, 2006. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may go to www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received before 10:00 a.m., Pacific Time, on June 13, 2006. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney in fact for purposes of voting the beneficially held shares at the meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive office, 1355 Sansome Street, San Francisco, California 94111, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 29, 2006. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must deliver written notice to the Corporate Secretary of the Company at 1355 Sansome Street, San Francisco, California 94111 not earlier than the close of business on February 15, 2007 and not later than the close of business on March 16, 2007. Stockholders are also advised to review the Company’s bylaws and the federal proxy rules, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation and bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve until the next election of the class for which such director has been elected and until his or her successor has been duly elected and qualified.

The Board of Directors presently has six members and no vacancies. There are two (2) directors in the class whose term of office expires in 2006 (H. William Jesse, Jr. and Karen Magee). The Corporate Governance and Nominating Committee of the Board has nominated Mr. Jesse and Ms. Magee to stand for reelection at the upcoming Annual Meeting. These nominees are currently directors of the Company who were previously elected by the Company’s stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2009 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.

Each of the Company’s directors, other than Mr. Selvin, qualify as “independent” in accordance with the published listing requirements of the Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the management of the Company.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. If either of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may propose. Each of the nominees has agreed to serve if elected, and the Corporate Governance and Nominating Committee and management have no reason to believe that either of the nominees will be unable to serve.

Nominees For Election For A Three-Year Term Expiring At The 2009 Annual Meeting:

  H. William Jesse, Jr.

H. William Jesse, Jr., 54, has served on the Board since April 2001. Mr. Jesse is Chairman and Chief Executive Officer of Jesse Capital Management, Inc., an investment firm he founded in 1998 and is also Chairman and Chief Executive Officer of Modern Yachts, Inc., a design firm he founded in 2000. In 1986, Mr. Jesse founded Jesse.Hansen&Co, a strategic and financial advisory firm. He served as its Chairman from 1986 until 2004 and as President from 1986 until 1998. Mr. Jesse served as Chairman and Chief Executive Officer of Vineyard Properties Corporation, a developer of wine grape vineyards, from 1988 until 2002. Mr. Jesse sits on the board of directors of Peets Coffee and Tea, Inc., and a number of private companies. Mr. Jesse holds a B.S. in Economic Statistics and Finance and a M.S. in Operations Research from Lehigh University and a M.B.A. from the Harvard Business School.

Karen Magee

Karen Magee, 45, has served on the Board since September 2003. Ms. Magee served as Senior Vice President of Strategic Planning for Time Warner from April 2004 to March 2006. She served as Vice President of Strategic Planning for Time Inc. from February 2001 until April 2004. From February 1996 until February 2001, she was with TIME magazine where she served as General Manager for four years and more recently as Vice President of Consumer Marketing. Ms. Magee sits on the Princeton University Board of Trustees and previously served as Co-Chair of the GLAAD board of directors. Ms. Magee holds a B.S.E. from Princeton University and a M.B.A. from the Wharton School of the University of Pennsylvania.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing In Office Until The 2007 Annual Meeting:

Lowell R. Selvin

Lowell R. Selvin, 47, has served as the Chairman of the Board since August 2003 and as the Company’s Chief Executive Officer since July 1999, when he joined a predecessor company, Online Partners.com, Inc. (parent company of Gay.com), as CEO. He subsequently became CEO of PlanetOut Inc. following the acquisition of PlanetOut Corporation by Online Partners. Immediately prior to joining PlanetOut, Mr. Selvin was an independent consultant. Previously, Mr. Selvin was Chief Executive Officer and a member of the board of directors of Arbonne International, a direct sales company. Before that, Mr. Selvin was a Practice Director and firm-wide leader for Arthur Andersen Business Consulting in Strategic Planning, a co-founder, Executive Vice President and Director for Degree Baby Products, a consumer products company that was acquired by Johnson & Johnson, and Director of Operations and Customer Service for a high technology business serving the Fortune 500 that was acquired by Telecredit/Equifax. Among other civic involvements, Mr. Selvin is a founding member and Chairman of the Gay and Lesbian Network of the Young Presidents’ Organization (YPO) and is an officer of the NorCal YPO Chapter. Mr. Selvin also serves on the advisory boards of the Gay & Lesbian Athletics Foundation, MOSAIC: The National Jewish Center for Sexual and Gender Diversity, the for profit concern Care2.com, and is the Advisory Board Chair for the Hebrew Union College’s Institute for Judaism and Sexual Orientation. Mr. Selvin has served on the boards of directors of the Los Angeles Gay & Lesbian Center, West Hollywood’s Congregation Kol Ami and the Child Guidance Centers of Orange County California. Mr. Selvin holds an interdisciplinary B.S. combining studies in Physiological Psychology and Aeronautical and Astronautical Engineering from the University of Illinois.

Jerry Colonna

Jerry Colonna, 42, has served on the Board since April 2001. From January 2002 until December 2002, Mr. Colonna was a partner with J.P. Morgan Partners, LLC, the private equity arm of J.P. Morgan Chase & Co. Since August 1996 Mr. Colonna has been a partner with Flatiron Partners, an investment company which he co-founded. Mr. Colonna sits on the boards of directors of a number of private companies as well as a number of non-profit organizations including PENCIL — Public Education Needs Civic Involvement in Learning, NYPower NY and NYC2012. Mr. Colonna holds a B.A. in English Literature from Queens College at the City University of New York.

Directors Continuing In Office Until The 2008 Annual Meeting:

Robert W. King

Robert W. King, 39, has served on the Board from April 2001 to August 2003 and from February 2004 to the present. Mr. King has been president of King Pacific Capital Corporation, a private venture capital firm that specializes in early stage equity and debt investments, since 1995. In addition, since 1996 he has also been a principle of Westbridge Capital Group, a full service commercial mortgage brokerage firm. Mr. King sits on the board of directors of Prescient NeuroPharma Inc., Wall Financial Corporation (TSE) and several private companies. He holds a B.A. from the University of British Columbia and an M.B.A. from Dalhousie University.

Allen Morgan

Allen Morgan, 53, has served on the Board since April 2001. Since January 1999, Mr. Morgan has been a Managing Director of Mayfield Fund, a venture capital fund. From April 1997 until December 1998, Mr. Morgan was a partner in the corporate department of the law firm of Latham & Watkins LLP. From November 1982 until April 1997, Mr. Morgan was an associate and a partner in the corporate department of the law firm of Wilson, Sonsini, Goodrich & Rosati P.C. Mr. Morgan sits on the board of directors of The Varsity Group and a number of private companies. Mr. Morgan received an A.B. degree from Dartmouth College, a B.A. and an M.A. from Oxford University and a J.D. from the University of Virginia.

Board Committees and Meetings

During the fiscal year ended December 31, 2005, the Board of Directors held 16 meetings and acted by unanimous written consent three times. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

During the fiscal year ended December 31, 2005, all directors attended at least 75% of the total meetings of the Board and total meetings of the committees on which each such director served and which were held during the period such director was a director or committee member.

It is the Company’s policy that all directors are encouraged to attend the Company’s Annual Meetings of Stockholders in person. Last year, Mr. Selvin and Mr. King attended the annual meeting.

Audit Committee

The Audit Committee is composed of Mr. Jesse, Ms. Magee and Mr. King, each of whom is a non-employee member of the Board. The Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market, Inc. and SEC rules and regulations. Mr. Jesse is the Chair of the Audit Committee and the Board has determined that he is the “audit committee financial expert,” as that term is defined under the SEC rules. The Audit Committee met 17 times during the last fiscal year and acted by unanimous written consent once. The Audit Committee has a written charter, which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section and was filed with the Company’s proxy statement for its 2005 annual meeting.

The Audit Committee is responsible for overseeing the preparation of reports, statements or charters as may be required by the Nasdaq Stock Market, Inc. or federal securities laws, as well as, among other things: (i) overseeing and monitoring (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) the Company’s independent auditors’ engagement, qualifications, independence, compensation and performance, and (d) the Company’s internal accounting and financial controls; (ii) preparing the report that SEC rules require be included in the Company’s annual proxy statement; (iii) providing the Board with the results of its monitoring and recommendations; and (iv) providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Compensation Committee

The Compensation Committee is composed of Mr. Colonna and Mr. Morgan, each of whom is a non-employee member of the Board. The Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market, Inc. and SEC rules and regulations. Each member of the Compensation Committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. The Compensation Committee met nine times during the last fiscal year and acted by unanimous written consent twice. The Compensation Committee has a written charter, which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

The Compensation Committee is responsible for, among other things: (i) reviewing and approving for the Company’s Chief Executive Officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation and (d) any other benefits, compensations, compensation policies or arrangements; (ii) reviewing and making recommendations to the Board regarding the compensation policy for such other officers as directed by the Board; (iii) preparing a report to be included in the Company’s annual proxy statement; and (iv) acting as administrator of the Company’s current benefit plans and making recommendations to the Board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of Ms. Magee, Mr. Morgan and Mr. Jesse, each of whom is a non-employee member of the Board. The Board has determined that each member of the Corporate Governance and Nominating Committee meets the requirements for independence under the current requirements of the Nasdaq Stock Market, Inc. and SEC rules and regulations. The Corporate Governance and Nominating Committee met three times during the last fiscal year and did not act by unanimous written consent. The Corporate Governance and Nominating Committee has a written charter, which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

The Corporate Governance and Nominating Committee is responsible for, among other things: (i) reviewing board structure, composition and practices, and making recommendations on these matters to the Board; (ii) reviewing, soliciting and making recommendations to the Board and stockholders with respect to candidates for election to the Board; (iii) overseeing compliance with the Company’s Code of Conduct and Ethics; and (iv) overseeing compliance with corporate governance requirements.

The Company’s bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders. To date, the Company has not received any suggestions from stockholders that the Corporate Governance and Nominating Committee consider a candidate for inclusion among the slate of nominees presented at the Company’s annual meeting of stockholders. The Corporate Governance and Nominating Committee will consider qualified candidates for director suggested by stockholders. Stockholders can suggest candidates by writing to the attention of the Company’s Corporate Secretary at 1355 Sansome Street, San Francisco, CA 94111. The Company will forward suggestions that it receives to the Corporate Governance and Nominating Committee for further review and consideration. Stockholder suggestions are encouraged to be submitted to the Company’s Corporate Secretary at least six months prior to the one-year anniversary of the Annual Meeting, to ensure time for meaningful consideration. See also the “Stockholder Proposals” section for applicable deadlines.

Although the Corporate Governance and Nominating Committee has not formally adopted minimum criteria for director nominees, the Committee does seek to ensure that the members of the Company’s Board possess both exemplary professional and personal ethics and values and an in-depth understanding of the Company’s business and industry. The Corporate Governance and Nominating Committee also believes in the value of professional diversity among members of the Board, and it feels that it is appropriate for members of the Company’s senior management to participate as members of the Board. The Corporate Governance and Nominating Committee requires that at least one member of the Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of independence under rules promulgated by the NASD.

The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue to serve on the Company’s Board are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the benefits of bringing on members with new perspectives. If any member of such class of directors does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member of such class of directors for reelection, the Corporate Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above.

Code of Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer and controller, as well as all employees and directors. The Code of Business Conduct and Ethics can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. To the extent permitted by the rules promulgated by the NASD, the Company intends to disclose any amendments to, or waivers from, the Code provisions applicable to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer and controller, or with respect to the required elements of the Code on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section.

Communications with the Board of Directors

If you wish to communicate with the Board of Directors or with the independent directors as a group, you may send your communication in writing to the Company’s Corporate Secretary at 1355 Sansome Street, San Francisco, California 94111. You must include your name and address and indicate whether you are a stockholder of the Company. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, the Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairperson of the Corporate Governance and Nominating Committee. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. In this case, the Corporate Secretary will retain a copy of such communication for review by any director upon his or her request. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee of the Board of Directors provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with Stonefield Josephson, Inc., PlanetOut’s independent auditors, the results of the year-end audit of the Company, including the audit report and audited financial statements.

In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2005, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with Stonefield Josephson, Inc. the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee received the written disclosures and the letter from Stonefield Josephson, Inc. required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Stonefield Josephson, Inc. its independence from the Company. The Audit Committee has determined that the provision of non-audit services rendered by Stonefield Josephson, Inc. to the Company is compatible with maintaining the independence of Stonefield Josephson, Inc. from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 for filing with the SEC.

The Audit Committee has a written charter, which can be viewed on the Company’s corporate governance web page at www.planetoutinc.com under the “Investor Center — Corporate Governance” section. A copy of the Audit Committee charter is also available upon request addressed to the Corporate Secretary at the Company’s corporate address.

During the 2005 fiscal year, the Audit Committee met with management and Stonefield Josephson, Inc. and received the results of audit examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial organization and financial reporting. The Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s responsibilities. To support this belief, the Committee periodically meets separately with the independent auditors without the members of management present.

Audit Committee
H. William Jesse, Jr., Chair
Karen Magee
Robert W. King

(1) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Stonefield Josephson, Inc. (“Stonefield”) as the Company’s independent auditors for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Stonefield has been engaged to audit the Company’s financial statements since 2005. Representatives of Stonefield are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents nor law requires stockholder ratification of the selection of Stonefield as the Company’s independent auditors. However, the Board is submitting the selection of Stonefield to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Stonefield.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

PRINCIPAL ACCOUNTING FEES AND SERVICES

Change In Auditors

On June 24, 2005, the Company’s Audit Committee dismissed Pricewaterhouse Coopers LLP (“PwC”) as its independent registered public accounting firm. PwC’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2003 and 2004 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2003 and 2004, and through June 24, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports on the financial statements for such years. No reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2003 and 2004.

On June 30, 2005, the Audit Committee appointed Stonefield Josephson, Inc. as the Company’s new independent registered public accounting firm. During the years ended December 31, 2003 and 2004 and through June 30, 2005, neither the Company nor anyone acting on its behalf consulted with Stonefield regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee’s decision resulted from a process, intended to manage costs, in which several firms were invited to submit audit proposals. The Audit Committee expected that the Company’s audit fees would be reduced as a result of this change. Also, the Audit Committee believed that, as the Company is a relatively small public company, the Company may be able to receive increased access to, and enhanced service from, a smaller auditing firm.

PwC continues to provide tax advice to the Company and prepares the Company’s quarterly tax provisions and annual tax returns.

The above disclosures have been presented to PwC and Stonefield for their review and comment and no comments were received by the Company.

Audit Fees

During the fiscal year ended December 31, 2004 and for that portion of the fiscal year ended December 31, 2005 prior to PwC’s dismissal as the Company’s independent registered public accounting firm on June 24, 2005, respectively, the aggregate fees paid to PwC for the professional services rendered for the audit of the Company’s annual financial statements, audit of historical carve-out financial statements and for the reviews of the financial statements included in the Company’s Forms 10-Q quarterly reports or registration statement, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those periods were $296,035 and $360,339, respectively.

During that portion of the fiscal year ended December 31, 2005 after Stonefield’s appointment as the Company’s independent registered public accounting firm on June 30, 2005, the aggregate fees paid to Stonefield for the professional services rendered for the audit of historical carve-out financial statements and for the reviews of the financial statements included in the Company’s Forms 10-Q quarterly reports, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for that portion of this fiscal year were $150,165.

Audit-Related Fees

“Audit-related” fees include fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. There were no audit-related fees paid to PwC for services related to the performance of their audit and review of financial statements that are not included in “audit fees” above for the fiscal year ended December 31, 2004 or for that portion of the fiscal year ended December 31, 2005 prior to PwC’s dismissal as the Company’s independent registered public accounting firm on June 24, 2005.

There were no audit-related fees paid to Stonefield for services related to the performance of their review of financial statements that are not included in “audit fees” above for that portion of the fiscal year ended December 31, 2005 after Stonefield’s appointment as the Company’s independent registered public accounting firm on June 30, 2005.

Tax Fees

Tax fees include fees for tax compliance, tax advice and tax planning services. The aggregate fees paid to PwC for these services were $28,745 and $39,220 for the fiscal years ended December 31, 2004 and December 31, 2005, respectively. No tax fees were paid to Stonefield.

All Other Fees

Other than those described above, during the fiscal year ended December 31, 2004 and for that portion of the fiscal year ended December 31, 2005 prior to PwC’s dismissal as the Company’s independent registered public accounting firm on June 24, 2005, approximately $546,000, related to the Company’s initial public offering, and $0, respectively, were paid to PwC for their advisory services.

For that portion of the fiscal year ended December 31, 2005 after Stonefield’s appointment as the Company’s independent registered public accounting firm on June 30, 2005, approximately $24,290 were paid to Stonefield for their advisory services.

Pre-Approval Policies And Procedures

The Audit Committee meets with the Company’s independent auditors to approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. The Audit Committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their work. As appropriate, management and the Company’s independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of the Company’s outside auditors to perform any proposed permissible non-audit services. To date, all audit and non-audit services provided by PwC and Stonefield have been pre-approved by the Audit Committee in advance.

Auditors’ Independence

The Audit Committee has determined that the rendering of all the services described above by PwC and Stonefield was compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The table below sets forth information regarding the beneficial ownership of Common Stock as of March 15, 2006 by: (i) each person or entity known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table; (iii) each director and nominee for director; and (iv) all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options, warrants or other convertible securities held by such person that are exercisable within 60 days of March 15, 2006. The percentage of beneficial ownership is based on 17,283,353 shares outstanding as of March 15, 2006.

	Beneficial Ownership(1)
	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total

Greater than 5% Stockholders
Wells Fargo & Company(2)	1,886,914	10.92%
420 Montgomery Street
San Francisco, CA 941045
Springhouse Capital, LP(3)	1,315,500	7.61%
520 Madison Avenue 35th Floor New York, NY 10022
Mayfield(4)	1,129,330	6.53%
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025
Richard W. Weiland	1,107,531	6.41%
1415 McGilvra Blvd. E. Seattle, WA 98112-3815
Officers and Directors
Lowell R. Selvin(5)	988,377	5.45%
Jeffrey T. Soukup(6)	305,570	1.75%
Mark D. Elderkin(7)	897,804	5.16%
Donna Gibbs(8)	24,500	*
Peter Kretzman(9)	18,000	*
Jerry Colonna(10)	25,599	*
H. William Jesse, Jr.(11)	233,255	1.35%
Robert W. King(12)	18,954	*
Karen Magee(13)	13,500	*
Allen Morgan(14)	1,145,557	6.62%
All executive officers and directors as a group (11 persons)(15)	3,703,116	19.87%

*	Less than 1.0%

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111.

(2)	Includes shares held by Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Wells Fargo Bank, National Association, each of which is a subsidiary of Wells Fargo & Company. Wells Fargo & Company, including its subsidiaries, has sole voting power over 1,021,292 shares, shared voting power over 0 shares, sole dispositive power over 1,831,409 shares and shared dispositive power over 55,505 shares.

(3)	The general partner of Springhouse Capital, LP is Springhouse Asset Management LLC. The managing member of Springhouse Asset Management LLC is Brian Gains. Each of Springhouse Capital, LP, Springhouse Asset Management LLC and Brian Gaines has shared voting and dispositive power over the shares.

(4)	Includes 914,847 shares held by Mayfield X, a Delaware limited partnership, 53,439 shares held by Mayfield X Annex, a Delaware limited partnership, 35,230 shares held by Mayfield Associates Fund V, a Delaware limited partnership and 109,452 shares held by Mayfield Principals Fund, a Delaware limited liability company. Also includes 16,362 shares of Common Stock issuable upon exercise of options, all of which are fully vested, beneficially held by Mayfield X Management, L.L.C. Mayfield X Management, L.L.C. is the general partner of Mayfield X, Mayfield Associates Fund V and Mayfield Principals Fund. Mayfield X Annex Management, L.L.C. is the general partner of Mayfield X Annex. Mr. Morgan, one of the Company’s directors, is a managing director of Mayfield X Management, L.L.C. and Mayfield X Annex Management, L.L.C., and disclaims beneficial ownership of shares held directly by Mayfield X, Mayfield X Annex, Mayfield Associates Fund V and Mayfield Principals Fund, except to the extent of his pecuniary interest.

(5)	Includes 83,080 shares held by the Gilbert Cyril Winebar III Living Trust of which Mr. Selvin’s life partner is the Trustee, 49,630 shares held by the Lowell Reed Selvin Living Trust of which Mr. Selvin is the Trustee, and 855,667 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested, 242,977 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(6)	Includes 18,403 shares held jointly with Mr. Soukup’s life partner. Also includes 198,747 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested, 49,597 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(7)	Includes 71,326 shares held by the Elderkin-Bennett Family Trust of which Mr. Elderkin and his life partner are co-trustees and 693,810 shares held by the Mark Elderkin Trust U/A 9/20/02, of which Mr. Elderkin is the sole trustee. Also includes 130,168 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested, 59,587 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(8)	Includes 24,500 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested and are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(9)	Includes 18,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested and are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(10)	Includes 25,599 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested, 18,954 of which are subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(11)	Includes 54,274 shares held in a retirement account for Mr. Jesse’s benefit. Also includes 18,954 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested and subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(12)	Includes 18,954 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested and subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(13)	Includes 13,500 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, 4,125 of which are fully vested and 9,375 of which are unvested.

(14)	Includes the shares referenced in footnote 3. Mr. Morgan disclaims beneficial ownership of shares held by the Mayfield entities, except to the extent of his pecuniary interest. Also includes 16,227 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of March 15, 2006, all of which are fully vested and subject to a resale restriction which lapses on the same vesting schedule as the original option grant.

(15)	Includes all of the shares referenced in notes (4) through (14) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions between the Company and its executive officers, directors and the beneficial owners of 5% or more of its voting securities and certain persons affiliated with or related to these persons, including family members. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Loans to Executive Officers

In May 2001, the Company, in exchange for a secured promissory note, loaned to Mark D. Elderkin, its President, $602,656 to fund his purchase of the Company’s Series D Preferred Stock. The principal and interest, which accrued at a rate of 8.5% per annum, were due and payable by May 2006. The note was full recourse as to all accrued interest and as to $24,000 in principal amount, and the remainder was non-recourse. The loan was secured by the shares of Common Stock and options owned by Mr. Elderkin. The loan had not been modified since July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. In March 2006, Mr. Elderkin paid the Company $842,847.90, representing $602,656 in principal and $240,191.90 in interest, fully satisfying his repayment obligations to the Company, thereby terminating the note and the security interest.

Indemnity Agreement

In June 2001, Online Partners entered into an indemnity agreement with Mr. Elderkin, pursuant to which the Company agreed to indemnify Mr. Elderkin for certain costs of defense and damages that might be awarded against him in a lawsuit brought against the Company and him, among others, by a former employee of Online Partners. Specifically, the indemnity agreement provided that the Company would indemnify Mr. Elderkin for his reasonable costs of defense, generally limited to no more than $3,500 per month, and for that portion of any damages awarded against him, if any, in an amount to be determined at arbitration, that the trier of fact found resulted from actions he took within the scope of his employment with Online Partners. The lawsuit subject to this indemnity agreement was settled in January 2005, and no further payments are expected under this agreement.

Indemnification Insurance

The Company’s bylaws require it to indemnify its directors and executive officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with all of its directors and executive officers and holds directors’ and officers’ liability insurance. In addition, the Company’s certificate of incorporation limits the personal liability of its Board members for breaches by the directors of their fiduciary duties.

Wells Fargo Agreement

In March 2005, the Company entered into a standard insertion order advertising agreement with Osmosis MediaLab, Inc., an advertising agency representing Wells Fargo Bank, N.A., a subsidiary of Wells Fargo & Company, a holder of more than 5% of our Common Stock in 2005. Pursuant to the insertion order, Osmosis paid $71,695 to the Company for advertisements promoting Wells Fargo’s products and services that the Company placed on its flagship websites, Gay.com and PlanetOut.com, during the months of May, June and July 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Colonna filed one late report on Form 4 covering one transaction in connection with sales by an affiliated entity and Mr. King filed one late Form 4 in connection with the exercise of a warrant by a then-affiliated entity.

COMPENSATION OF DIRECTORS

Prior to December 22, 2005, the Company did not pay any cash compensation to the members of the Board of Directors, except for reimbursing its non-employee directors for reasonable travel expenses incurred in connection with attendance at Board and committee meetings. Effective December 22, 2005, the Company adopted a director compensation program that, in addition to reimbursing its non-employee directors for travel expenses incurred in connection with their attendance at Board and committee meetings, also provides such directors with cash and equity compensation.

Cash Compensation

Each non-employee director receives a quarterly cash payment of $3,000, as a retainer, and a $1,000 payment for each all-day Board meeting attended in person. The Chairperson of the Audit Committee receives an additional quarterly payment of $1,250 and the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receives quarterly payments of $750. Further, effective as of the first business day of January 2007, and on the first business day of each January thereafter, each non-employee director who has attended 80% or more of all meetings of the Board and committees of the Board of which such non-employee director is a member held during his or her tenure as a Board member during the prior calendar year will receive a payment of $2,000.

Equity Compensation

Effective as of the date of joining the Board, each future non-employee director will receive a grant of 6,000 shares of restricted Common Stock (“Restricted Shares”), which will vest quarterly over a three year period from the date of grant, with 1/12th of the Restricted Shares vesting on the first day after the date of grant on which the Company’s trading window opens pursuant to the Company’s Insider Trading Policy during each fiscal quarter, unless the trading window does not open during a quarter, in which case such Restricted Shares will vest on the last business day immediately preceding the 16th day of the last month of that quarter.

Effective as of December 22, 2005, each non-employee director, other than Ms. Magee, received a grant of 13,500 non-statutory Common Stock options, which were 100% vested and exercisable on the date of grant. A total of 3,000 of the shares that may be acquired upon exercise of the options were initially transferable, and the remaining 10,500 of such shares were initially nontransferable (with certain exceptions for transfer upon death or qualified domestic relations orders). These 10,500 shares will become transferable over a three year monthly schedule, such that 1/36th of such shares will become transferable each month following the date of grant. On January 26, 2006, Ms. Magee received a grant of 13,500 non-statutory Common Stock options, 3,000 of which were initially vested, with 1/36th of the remaining options vesting monthly thereafter.

In addition, each non-employee director will receive an automatic annual grant of 2,000 Restricted Shares on the date of the Company’s annual meeting of stockholders, which will vest quarterly over a one year period from the date of grant, with 1/4th of the Restricted Shares vesting on the first day after the date of grant on which the Company’s trading window opens pursuant to the Company’s Insider Trading Policy during each fiscal quarter, unless the trading window does not open during a quarter, in which case such Restricted Shares will vest on the last business day immediately preceding the 16th day of the last month of that quarter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee and none of its executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the total compensation paid to the Company’s chief executive officer and its next four most highly compensated executive officers for the year ended December 31, 2005. These executives are referred to as the Company’s “named executive officers” elsewhere in this proxy statement.

		Annual Compensation				Long Term Compensation
Name and					Other Annual		Securities
Principal					Compensation	Restricted	Underlying	All Other
Position	Year	Salary	Bonus		(1)	Stock ($)(2)	Options	Compensation

Lowell R. Selvin	2005	$301,750	—		—	—	20,000	$11,627	(3)
Chairman and Chief	2004	$273,250	$60,000		—	$1,261,386	92,749	$13,078	(4)
Executive Officer	2003	$254,227	—		$42,971	$39,396	—	$136,070	(5)
Jeffrey T. Soukup	2005	$242,970	—		—	—	10,000	$14,316	(6)
Chief Operating Officer,	2004	$228,301	$30,000		—	$946,030	69,561	$5,316	(7)
Executive Vice President, Treasurer and Secretary	2003	$216,008	—		$26,219	$29,547	—	$78,601	(8)
Mark D. Elderkin	2005	$245,942	$56,286	(9)	—	—	—	$12,531	(10)
President	2004	$200,750	$56,808	(9)	—	—	—	$3,743	(11)
	2003	$191,144	$60,608	(9)	—	—	—	$3,599	(11)
Donna L. Gibbs (12)	2005	$188,958	$25,000		—	—	4,500	$9,776	(6)
Senior Vice President,	2004	$73,269	—		—	—	20,000	$1,481	(13)
Corporate Marketing and Communications	2003	—	—		—	—	—	—
Peter J. Kretzman (14)	2005	$92,929	—		—	—	18,000	$3,972	(11)
Senior Vice President	2004	—	—		—	—	—	—
and Chief Technology Officer	2003	—	—		—	—	—	—

(1)	Consists of tax gross-up payments made in connection with the forgiveness of the exercise price of certain options to purchase Common and Series D Preferred Stock and the restricted stock award of Series B Preferred Stock. Tax payments for Messrs. Selvin and Soukup were made in January 2004.

(2)	The shares subject to these awards were subject to a right of repurchase in favor of the Company that lapsed in 24 equal monthly installments beginning in February 2003. As of December 31, 2004, 3,865 and 2,899 shares held by Mr. Selvin and Mr. Soukup, respectively, were subject to this repurchase right. At December 31, 2005, all shares of restricted stock were fully vested.

(3)	Consists of the matching contributions in amounts up to 50% of Mr. Selvin’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, disability insurance and parking contributions in the amount of $2,760.

(4)	Consists of the matching contributions in amounts up to 50% of Mr. Selvin’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, disability insurance and parking contributions in the amount of $2,100.

(5)	Consists of the matching contributions in amounts up to 50% of Mr. Selvin’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, disability insurance and parking contributions in the amount of $2,040. Also includes $131,561 paid as a non-cash bonus in 2003 in connection with the exercise of stock options whose aggregate exercise price the Company agreed to forgive in August 2003 in consideration of Mr. Selvin’s prior services to the Company.

(6)	Consists of matching contributions in amounts up to 50% of each executive officer’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, and parking contributions in the amount of $2,760 per executive officer.

(7)	Consists of matching contributions in amounts up to 50% of each executive officer’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, and parking contributions in the amount of $2,100.

(8)	Consists of matching contributions in amounts up to 50% of Mr. Soukup’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, and parking contributions in the amount of $2,040. Also includes $74,699 paid as a non-cash bonus in 2003 in connection with the exercise of stock options whose aggregate exercise price the Company agreed to forgive in August 2003 in consideration of Mr. Soukup’s prior services to the Company.

(9)	Consists of sales commissions for sales made during the previous year.

(10)	Consists of matching contributions in amounts up to 50% of Mr. Elderkin’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, and parking contributions in the amount of $855.

(11)	Consists of matching contributions in amounts up to 50% of each executive officer’s first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance.

(12)	Ms. Gibbs joined the Company in July 2004.

(13)	Consists of matching contributions in amounts up to 50% of Ms. Gibbs’ first 3% of compensation contributed as pre-tax contributions under the Company’s 401(k) plan, medical, dental and life insurance, and parking contributions in the amount of $450.

(14)	Mr. Kretzman joined the Company in July 2005.

Option Grants in Fiscal Year 2005

The following table presents certain information with respect to options granted to the named executive officers during the year ended December 31, 2005.

	Individual Grants				Potential Realizable Value at
	Number	Percentage of			Assumed Annual Rates of
	of Securities	Total Options			Stock Price Appreciation For
	Underlying	Granted to	Exercise		Option Term(4)
	Options	Employees in	Price	Expiration	5%	10%
Name	Granted(1)	Fiscal Year(2)	($/sh.)(3)	Date	($)	($)

Lowell R. Selvin	20,000	4.34%	$8.24	12/22/2015	$854,009	$2,164,226
Jeffrey T. Soukup	10,000	2.17%	$8.04	9/20/2015	$406,528	$1,030,221
Mark D. Elderkin	0	0%	—	—	—	—
Donna L. Gibbs	4,500	0.98%	$7.50	5/20/2015	$159,189	$403,416
Peter Kretzman	18,000	3.91%	$9.93	7/21/2015	$1,116,218	$2,828,715

(1)	The vesting on all options granted in 2005 was accelerated on December 22, 2005 such that all options were 100% vested as of that date, with resale restrictions that lapse in accordance with the original vesting schedule at a rate of 1/48th per month. The options expire 10 years from the date of grant, or earlier upon termination of employment.

(2)	Based on options to purchase 460,668 shares of the Company’s Common Stock granted in the fiscal year ended December 31, 2005.

(3)	All options were granted at the fair market value of the Company’s Common Stock on the date of grant.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of the future Common Stock price.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

The following table presents for the named executive officers the number of shares and value recognized upon the exercise of stock options during the year ended December 31, 2005 and the number and value of securities underlying unexercised options that were held by the officers as of December 31, 2005. Each of the options listed in the table is immediately exercisable but is subject to re-sale restrictions, in some cases. The numbers in the column entitled “Value of Unexercised In-The-Money Options” are based on the closing price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2005, which was $8.68, less the exercise price payable for these shares.

	Shares	Value	No. of Securities Underlying		Value of Unexercised
	Acquired on	Realized	Unexercised Options(#)		In-the-Money Options($)
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lowell R. Selvin	—	—	855,667	0	$4,972,852	—
Jeffrey T. Soukup	—	—	198,747	0	$1,189,168	—
Mark D. Elderkin	—	—	130,168	0	$424,689	—
Donna L. Gibbs	—	—	24,500	0	$5,310	—
Peter Kretzman(1)	—	—	18,000	0	—	—

(1)	Mr. Kretzman joined the Company in July 2005.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans and individual compensation arrangements in effect as of the end of the fiscal year ended December 31, 2005.

(C)
	(A)		Number of Securities Remaining
	Number of Securities to	(B)	Available for Issuance Under
	Be Issued Upon Exercise	Weighted-Average	Equity Compensation Plans
	of Outstanding Options,	Exercise Price of	(Excluding Securities Reflected
	Warrants and Rights	Outstanding Options,	in Column(A))(1)
Plan Category	(In thousands)	Warrants and Rights	(In thousands)

Equity compensation plans approved by security holders	2,112	$5.03	688
Equity compensation plans not approved by security holders	—	—	—

Total	2,112	$5.03	688

(1)	The Company’s 2004 Equity Incentive Plan provides that the Common Stock issuable under the plan shall not exceed in the aggregate 545,454 shares, plus an annual increase on the first day of the Company’s fiscal year for a period of ten years beginning January 1, 2005 equal to the lesser of (i) 4% of the shares of Common Stock outstanding on each such date (rounded down to the nearest whole share); (ii) 545,454 shares of Common Stock; or (iii) the number of shares determined by the Board prior to the first day of any fiscal year of the Company, which number shall be less than each of (i) and (ii).

Employment and Change of Control Agreements

Mr. Selvin’s employment agreement initially provided that he would receive a base salary of $265,000 per year, rising to $298,000 per year, effective October 1, 2004, plus a one-time bonus of at least $50,000 for work performed in 2004. This bonus was paid in December 2004 in the amount of $60,000. Effective October 1, 2005, Mr. Selvin’s base salary was increased to $313,000 per year. Subject to approval by the Board of Directors, Mr. Selvin will be eligible for an annual incentive bonus with a target amount equal to 50% of his base salary and for stock options on terms to be determined by the Board. If Mr. Selvin’s employment is terminated for any reason other than cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for twelve months, twelve months of accelerated vesting of his then unvested stock options, and continuation of his health insurance coverage for up to twelve months. If Mr. Selvin is terminated for any reason other than cause or disability within 16 months after a change of control of PlanetOut, subject to signing a release, he will be entitled to continued payment of his then current base salary for 24 months, the greater of accelerated vesting of 50% of his then unvested stock options or twelve months of accelerated vesting of those options and continuation of his health insurance coverage for up to 24 months. The Company has also agreed to reimburse Mr. Selvin for life and disability insurance premiums. Mr. Selvin’s employment agreement has no stated term.

Mr. Soukup’s employment agreement initially provided that he would receive a base salary of $225,000 per year, plus a one-time bonus of at least $25,000 for work performed in 2004. This bonus was paid in November 2004 in the amount of $30,000. Effective October 1, 2004, Mr. Soukup’s base salary was increased to $238,203. Effective October 1, 2005, Mr. Soukup’s base salary was again increased to $255,000. Subject to approval by the Board of Directors, Mr. Soukup will be eligible for an annual incentive bonus with a target amount equal to 30% of his base salary and for stock options on terms to be determined by the Board. If Mr. Soukup’s employment is terminated for any reason other than cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for twelve months, nine months of accelerated vesting of his then unvested stock options and continuation of his health insurance coverage for up to twelve months. If Mr. Soukup is terminated within 16 months after a change of control of PlanetOut for any reason other than cause or permanent disability, subject to signing a release, he will be entitled to receive continued payment of his then current base salary for a period of 18 months, the greater of accelerated vesting of 50% of his then unvested options or nine months of accelerated vesting of those options and continuation of his health insurance coverage for up to 18 months. The Company has also agreed to reimburse Mr. Soukup for disability insurance premiums of up to $150 per month and life insurance premiums of up to $100 per month. Mr. Soukup’s employment agreement has no stated term.

Mr. Elderkin’s employment agreement initially provided that he would receive a base salary of $203,000 per year and would be paid sales commissions. Effective January 1, 2005, Mr. Elderkin’s base salary was increased to $245,000 and the payment of commissions was eliminated. Effective January 1, 2006, Mr. Elderkin’s base salary was increased to $260,000, again with no payment of commissions. Subject to approval by the Board of Directors, Mr. Elderkin will be eligible for an annual incentive bonus with a target amount equal to 40% of his base salary and for stock options on terms to be determined by the Board. If Mr. Elderkin’s employment is terminated for any reason other than cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for twelve months, nine months of accelerated vesting of his then unvested stock options and continuation of his health insurance coverage for up to twelve months. If Mr. Elderkin is terminated for any reason other than cause or disability within 16 months after a change of control of PlanetOut, subject to signing a release, he will be entitled to continued payment of his then current base salary for 18 months, the greater of accelerated vesting of 50% of his then unvested options or nine months of accelerated vesting of those options and continuation of his health insurance coverage for up to 18 months. The Company has also agreed to reimburse Mr. Elderkin for disability insurance premiums of up to $150 per month and life insurance premiums of up to $100 per month. Mr. Elderkin’s employment agreement has no stated term.

Ms. Gibbs’ employment agreement initially provided that she would receive a base salary of $180,000 per year and would initially be eligible for a performance bonus with a target amount of $25,000 payable based upon the criteria set forth in the agreement on the first anniversary of Ms. Gibbs’ commencement of employment with the Company. This bonus was paid in July 2005 in the amount of $25,000. Effective July 15, 2005, Ms. Gibbs’ base salary was increased to $205,000. In addition, Ms. Gibbs is eligible for a discretionary annual incentive bonus based upon criteria approved by the Board of Directors and may also receive stock options or other equity incentive awards under the Company’s equity incentive plans. If Ms. Gibbs’ employment is terminated for any reason other than for cause or permanent disability, subject to signing a release of any claims she may have against the Company, she will be entitled to continued payment of her then current base salary for nine months, six months of accelerated vesting of her then unvested stock options (or other equity instruments) and continuation of her health insurance coverage for nine months. If Ms. Gibbs is terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, she will be entitled to continued payment of her then current base salary for twelve months, the greater of accelerated vesting of 50% of her then unvested options (or other equity instruments) or six months of accelerated vesting of those options (or other equity instruments), and continuation of her health insurance coverage for twelve months. Ms. Gibbs’ employment agreement has no stated term.

Mr. Kretzman’s employment agreement provides that he will receive a base salary of $190,000 per year, and will be eligible for a performance bonus with a target amount of $20,000 payable based on criteria set forth in the agreement on the first anniversary of Mr. Kretzman’s employment with the Company. If Mr. Kretzman is terminated for any reason between April and June 2006, he will be entitled to a pro-rated portion of the full bonus. In addition, Mr. Kretzman is eligible for a discretionary annual incentive bonus based upon criteria approved by the Board of Directors and may also receive stock options or other equity incentive awards under the Company’s equity incentive plans. If Mr. Kretzman’s employment is terminated for any reason other than for cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary for nine months, six months of accelerated vesting of his then unvested stock options (or other equity instruments) and continuation of his health insurance coverage for nine months. If Mr. Kretzman is terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, he will be entitled to continued payment of his then current base salary for twelve months, the greater of accelerated vesting of 50% of his then unvested options (or other equity instruments) or six months of accelerated vesting of those options (or other equity instruments), and continuation of his health insurance coverage for twelve months. Ms. Kretzman’s employment agreement has no stated term.

Although Mr. Miller joined the Company in February 2006, and therefore was not a named executive officer for the fiscal year ended December 31, 2005, he entered into an employment agreement with the Company on the following terms. Mr. Miller’s employment agreement provides that he will receive a base salary of $200,000 per year and a grant of 32,000 stock options, with 25% of such options vesting on the first anniversary of Mr. Miller’s employment and 1/48th of such options vesting monthly thereafter. This option grant was made to Mr. Miller in March 2006. In addition, Mr. Miller is eligible for a discretionary annual incentive bonus based upon criteria approved by the Board of Directors and may also receive stock options or other equity incentive awards under the Company’s equity incentive plans. If Mr. Miller’s employment is terminated for any reason other than for cause or permanent disability, subject to signing a release of any claims he may have against the Company, he will be entitled to continued payment of his then current base salary and continuation of his health insurance coverage for: (a) three months, if such termination occurs within the first nine months of his employment, (b) five months if such termination occurs at least nine months but not more than two years after he starts his employment with the Company, (c) seven months, if such termination occurs during his third year of employment with the Company, or (d) nine months if such termination occurs during his fourth year of employment with the Company or thereafter. If Mr. Miller is terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, he will be entitled to continued payment of his then current base salary and continuation of his health insurance coverage for six months, if such termination occurs within his first year of employment with the Company. If such termination occurs after Mr. Miller’s first year of employment with the Company, then subject to his signing a release, the Company will also pay one additional month of base salary and continue Mr. Miller’s health insurance coverage for an additional month for each year of service Mr. Miller has provided the Company up to a maximum of nine months of such benefits. If Mr. Miller is terminated within 16 months after a change of control of PlanetOut other than for cause or permanent disability, subject to signing a release, Mr. Miller will also be entitled to the greater of accelerated vesting of 50% of his then unvested options (or other equity instruments) or six months of accelerated vesting of those options (or other equity instruments). Mr. Miller’s employment agreement has no stated term.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION(2)

Introduction

The Compensation Committee is responsible for overseeing PlanetOut’s overall compensation strategy and policies and for determining the compensation of the Company’s Chief Executive Officer and other executive officers. The Compensation Committee consists of two independent, non-employee directors, neither of whom has ever been an employee of the Company. The Committee meets at scheduled times during the year and takes action by written consent. The Committee periodically reports to the Board concerning its activities and recommendations.

Executive Compensation Philosophy and Policies

The goals of PlanetOut’s compensation programs are to attract and retain superior executive talent by offering a competitive compensation package, to incent future performance by linking executive compensation to individual and corporate performance, and to enhance stockholder value by aligning the long-term interests of the Company’s executive officers with those of its investors.

The Company’s compensation philosophy is to link closely executive compensation with the attainment of corporate performance goals and objectives and the individual’s actual performance against plan. The Company includes a significant equity component in total executive compensation because it believes that equity-based compensation best aligns the long-term interests of executive officers and stockholders and motivates executive officers to continue to perform at the highest levels in the future.

The Company believes that the quality, skills and dedication of its executive officers are critical factors affecting its long-term value. The Company seeks to maintain its ability to effectively compete with other high-growth companies for the entrepreneurial, highly-motivated and innovative employees considered essential to its growth strategy. To that end, the Company tailors its executive compensation programs to be competitive with those of comparable companies in the Company’s industry, taking into account regional and industry-wide compensation practices and trends as well as the Company’s stage of growth, competitive environment and business complexity.

The Company has entered into employment agreements with each of its executive officers, including the Chief Executive Officer. These agreements set forth each executive officer’s compensation package as well as other terms of the executive officer’s employment, such as severance and change of control arrangements. The Compensation Committee reviews and approves each of these employment agreements as well as any amendments or modifications thereto.

Elements of Executive Compensation

The key elements of PlanetOut’s executive compensation program are base salary, incentive bonuses and equity incentives, each of which is discussed in further detail below.

Base Salary

Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. The Compensation Committee meets at least annually to review and approve each executive officer’s salary for the ensuing year. The Committee’s decisions regarding executive officer compensation are primarily based upon its assessment of each executive officer’s leadership performance and potential to enhance long-term stockholder value.

(2) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

When reviewing base salaries, the key factors considered by the Committee are: the nature, scope and level of the individual’s responsibilities, the compensation paid by comparable companies for similar positions, the individual’s actual performance against plan, the executive’s contribution to the Company’s financial results and the individual’s prior experience and tenure with the Company. The Committee also takes into account each executive’s current salary and prior-year compensation, the appropriate balance between incentives for long-term and short-term performance, and the executive’s commitment to leadership and diversity within the Company and the community.

Incentive Bonuses

Annual incentive bonuses are granted to executive officers to incent and reward superior performance. Bonuses are based upon the Compensation Committee’s assessment of each executive’s individual performance during the year as well as the Company’s overall performance in meeting financial and other goals. This assessment also includes an evaluation of how each executive performed compared to the financial, operational and strategic goals and objectives established for the executive at the beginning of the year. Based on the Company’s overall performance in 2005, the executive officers recommended to the Compensation Committee that no incentive bonuses be awarded to the Company’s executive officers and that bonuses only be paid to select Company employees.

In 2005, the Company did not pay an incentive bonus to any of its executive officers. The Company did pay a one-time, first-year bonus in 2005 to one of the Company’s executive officers pursuant to that executive officer’s employment agreement. In 2006, bonuses will be paid based on target amounts ranging from 14% to 50% of the executive’s base salary, and no sales commissions are expected to be paid. One executive officer received sales commissions in 2005 for sales made in 2004.

Equity Incentives

PlanetOut uses equity incentives, including stock options and restricted stock, as a key incentive vehicle to reward and retain executive officers. The Company’s philosophy in granting equity incentives is to encourage ownership in the Company as a means to align the interests of executive officers and stockholders. The Committee believes that stock-based equity grants reinforce a long-term interest in the Company’s overall performance and incent executive officers to manage with a view toward maximizing long-term stockholder value. The Committee anticipates that with the Statement of Financial Accounting Standards No. 123R, Share-Based Payment, (“FAS 123R”) now in effect, the equity incentives the Company provides to its executive officers in 2006 will include a mix of stock options and restricted stock. In anticipation of the impact of FAS 123R, in December 2005 the Company accelerated the vesting of all previously granted and outstanding stock options held by current executive officers, except for options granted prior to January 1, 2004. All shares that may be acquired by exercise of these accelerated options held by the Company’s executive officers were initially non-transferable, but will become transferable at the time and in the amount that they would have vested under the original option grant.

Stock options are granted at 100% of the market price of Company stock on the date of grant, and thus provide compensation to the optionee only to the extent that the market price of the stock increases between the date of grant and the date the option is exercised. Stock options are granted to executive officers pursuant to the Company’s equity incentive plan, which generally provides for four-year vesting and expiration of the option ten years from the date of grant.

Although no restricted stock grants were made in 2005, the Company’s equity incentive plan allows restricted stock grants to be made to its executive officers. The Company anticipates that restricted stock grants generally will vest, or the resale restriction attached to the restricted stock grants will lapse, quarterly or yearly over a four year period.

The Compensation Committee reviews and approves all equity grants to executive officers. The Committee considers a number of factors in determining the size of equity grants, including the relationship between job responsibilities and stockholder value, individual and Company performance, competitive external levels, and the amount of equity already held by the officer. The Committee’s assessment of individual contributions is based in part on the recommendation of the Chief Executive Officer, for other executive officers.

In addition to the above-mentioned forms of compensation, the Company provides modest perquisites to its executive officers, including payment of life and disability insurance premiums and payment for parking. Executive officers may also participate in benefit programs that are generally available to all employees, such as health insurance and 401(k) programs.

Compensation of Chief Executive Officer

The Compensation Committee reviews and approves, in its sole discretion and, if necessary in an executive session, the compensation of the Company’s Chief Executive Officer. The Committee evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, the awards given to the Company’s Chief Executive Officer in past years, and such other criteria as the Committee deems advisable.

During the course of 2005, the Compensation Committee reviewed all forms of Mr. Selvin’s compensation, including base salary, bonuses and stock option grants, as well as the aggregate values of restricted stock and stock options held by Mr. Selvin. In December 2005, the Committee approved an increase in Mr. Selvin’s base salary from $298,000 to $313,000 per year, effective October 1, 2005. The Committee also approved the grant of 20,000 stock options to Mr. Selvin.

The Committee considered Mr. Selvin’s overall compensation and the increase therein appropriate in light of his leadership in growing the Company and driving improved operating performance, his actions to ensure that the Company has a strong capital structure and cash flow, his effective management of the Company’s growth, his increased responsibilities and burdens associated with management of a public company, his leadership in the Company’s acquisition strategy, his actions in strengthening the Company’s corporate governance and his contributions to the Company’s culture and diversity.

Section 162(M) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s chief executive officer or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the fiscal year. Compensation above $1 million may, however, be deducted if it is deemed “qualifying performance-based compensation,” which generally requires that the compensation be paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders.

The Compensation Committee seeks to maximize the tax deductibility of compensation payments to executive officers under Section 162(m) and the regulations thereunder. However, deductibility is not the sole factor that the Committee considers in assessing the appropriate levels and types of executive compensation, and the Committee may in the future elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its stockholders. The Committee believes that all compensation paid for 2005 to the Company’s executive officers, including the Chief Executive Officer, is properly deductible under Section 162(m).

Conclusion

The Committee has reviewed all components of the compensation of the Company’s Chief Executive Officer and other executive officers, including base salary, incentive bonuses and equity incentives. Based on this review, the Committee believes that the total compensation of these executive officers in the aggregate is reasonable and not excessive. Attracting and retaining talented management and offering a competitive, performance-based compensation program is essential to creating long-term stockholder value. The Compensation Committee will continue to review and modify the Company’s executive compensation programs as appropriate to ensure that the best interests of stockholders continue to be served.

Compensation Committee
       Jerry Colonna
       Allen Morgan

PERFORMANCE MEASUREMENT COMPARISON(3)

The following graph shows a total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) made in cash on October 14, 2004 (the date on which the Company’s Common Stock began trading on the Nasdaq National Market) and held until December 31, 2005 for: (i) the Company’s Common Stock; (ii) the Nasdaq Stock Market (U.S.) Index; and (iii) the RDG Internet Composite Index. The RDG Internet Composite Index is composed of approximately 50 U.S. publicly traded Internet Companies. The Company’s stock price performance shown in the graph below is not indicative of future stock performance.

Comparison of Cumulative Total Return
among PlanetOut Inc., the Nasdaq Stock Market (U.S.) Index,
and the RDG Internet Composite Index

(3)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111, or contact the Company’s Investor Relations department at (415) 834-6340. The Company will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/  JEFFREY T. SOUKUP
Jeffrey T. Soukup
Secretary

San Francisco, California
April 28, 2006

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, is available at no charge to stockholders upon written request to the Company at Investor Relations, PlanetOut Inc., 1355 Sansome Street, San Francisco, California 94111. Copies may also be obtained without charge through the Company’s website at www.planetoutinc.com, as well as the SEC’s website at www.sec.gov.

detach here if you are returning your proxy card by mail
PROXY
PLANETOUT INC.
Annual Meeting of Stockholders
June 14, 2006, 10:00 a.m. (P.T.)
This Proxy is Solicited on Behalf of the Board of Directors of PlanetOut Inc.
     The undersigned stockholder of PlanetOut Inc., a Delaware corporation (the “Company”), revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 14, 2006, and the Proxy Statement, and appoints Lowell R. Selvin, Jeffrey T. Soukup and Daniel J. Miller, the Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company that the undersigned in entitled to vote, either on his or her own behalf on or behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 1355 Sansome Street, San Francisco, California 94111 on Wednesday, June 14, 2006 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.
     The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposals.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PLANETOUT INC.
c/o WELLS FARGO BANK, N.A.
161 NORTH CONCORD EXCHANGE
SOUTH ST. PAUL, MN 55075
Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone

Log on to the Internet and go to		Call toll-free
www.eproxyvote.com/lgbt		1-800-560-1965

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1.	A proposal to elect two Class 2 directors to serve a three-year term expiring in 2009.

Nominees:	(01)	H. William Jesse, Jr.
		and
	(02)	Karen Magee

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominee(s) except as noted above

2.	A proposal to ratify the appointment of Stonefield Josephson, Inc. as PlanetOut’s independent public auditors for the fiscal year ending December 31, 2006.	For ☐	Against ☐	Abstain ☐
MARK HERE FOR ADDRESS CHANGE AND VOTE AT LEFT          ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING          ☐
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature:	Date:	Signature:	Date: